Endologix, Inc.
Computation of Ratios of Earnings to Fixed Charges
(in thousands)
Twelve Months Ended

	2014		2013		2012		2011		2010		2009	
EARNINGS:												
Loss before income taxes	$	(32,480)	$	(16,078)	$	(35,243)	$	(28,816)	$	(4,384)	$	(2,413)
Plus: Fixed charges (see below)	$	5,709	$	321	$	7	$	32	$	16	$	192
Total earnings/(loss) to cover fixed charges	$	(26,771)	$	(15,757)	$	(35,236)	$	(28,784)	$	(4,368)	$	(2,221)
FIXED CHARGES:												
Interest expense	$	5,709	$	321	$	7	$	32	$	16	$	192
Interest portion of rental expense	$	-	$	-	$	-	$	-	$	-	$	-
Total Fixed charges	$	5,709	$	321	$	7	$	32	$	16	$	192
Preferred stock dividends	$	-	$	-	$	-	$	-	$	-	$	-
Combined fixed charges and preferred stock dividends	$	5,709	$	321	$	7	$	32	$	16	$	192
RATIO OF EARNINGS TO FIXED CHARGES	--		--		--		--		--		--	
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	--		--		--		--		--		--	
DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES	$	(32,480)	$	(16,078)	$	(35,243)	$	(28,816)	$	(4,384)	$	(2,413)
DEFICIENCY OF EARNINGS TO COVER COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	$	(32,480)	$	(16,078)	$	(35,243)	$	(28,816)	$	(4,384)	$	(2,413)